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                                                                    EXHIBIT 21.1


                  Subsidiary of Targeted Genetics Corporation


The Company has one subsidiary as of December 31, 1999 as follows:


Name of Subsidiary                           Jurisdiction of Organization


Emerald Gene Systems                         Bermuda